Exhibit 10.33
LETTER AGREEMENT

This LETTER AGREEMENT (the "Agreement") is entered into by and between NatureWell, Incorporated (the "Company") and James R. Arabia ("Arabia") and is made effective as of February 21, 2005 (the "Effective Date"). The Company and Arabia agree as follows:

1.

In exchange for that certain senior secured note held by Arabia, face value $382,500, which went into payment default on October 5, 2003 and has a total balance due of $484,845 as of the Effective Date, the Company shall issue to Arabia, or order, (A) (i) 25 shares of convertible preferred stock having the same rights and preferences per share as the 50 shares of Series B preferred stock held by Arabia (including voting rights of .7% per share of all securities entitled to vote), (ii) a senior convertible note, face value $190,000, convertible into common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.01, which shall; (a) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (b) accrue interest at the rate of 4% per annum, and (c) mature on October 1, 2010, and (B) a senior secured note, face value $100,000, which shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006. Further, the Company shall have the right to force convert the senior secured convertible note described in Section 1(A) upon achieving an increase in its authorized common stock as covenanted in Section 8 below.

2.

The Company shall issue a senior secured convertible note, face value $30,000, as payment to Arabia for $30,000 of past due compensation, convertible into common stock (at any time, in whole or in part, at the option of the holder) at a Conversion price of $.01, which shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on October 1, 2010. Further, such note shall be convertible into S-8 shares upon the modification by the Company of its Stock Plan to allow such conversion.

3.

The Company shall issue a senior secured convertible note to Arabia, face value $110,000, as payment for $110,000 of past due compensation. Such senior convertible note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, (iii) mature on October 1, 2010, and (iv) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.01, which Conversion Price shall be adjusted on May 15, 2006 to $.005, provided however, such adjustment shall only be made if Arabia has remained in the continuous employ of the Company from the Effective Date until May 15, 2006 unless such employment is interrupted by death, disability or termination without cause (as such terms are defined in Arabia's employment agreement in effect as of the Effective Date). Further, such note shall be convertible into S-8 shares upon the modification by the Company of its Stock Plan to allow such conversion.

4.

The Company shall issue to Arabia a senior secured note, face value $100,000, as payment for $100,000 of past due compensation and unpaid benefits. Such senior note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006.

5.

Arabia hereby waives/forgives $86,361 owed to him by the Company for compensation and benefits, leaving a balance due of $132,249 as of the Effective Date, which balance due is payable on or before April 15, 2005 and shall be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt.

6.

Arabia hereby agrees to waive/forgive all interest accrued up to the Effective Date on those certain convertible debentures owned by Arabia, $200,000 face value and $50,000 face value. Such convertible notes shall also be modified to decrease the interest rate to 4% per annum, which shall accrue until maturity of October 1, 2010.

7.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Arabia to the contrary, Arabia shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Arabia. (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 7 shall be null and void and of no force or effect if at any point in time after the Effective Date Arabia was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Arabia.

8.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 7 null and void.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

NATUREWELL, INCORPORATED, a Delaware corporation
By: /s/ Donald Brucker Donald Brucker, Senior Vice President
By: /s/ Robert T. Malasek Robert T. Malasek, Chief Financial Officer

JAMES R. ARABIA, an individual
By: /s/ James R. Arabia James R. Arabia